      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 2002
                                                                REGISTRATION NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                        LORAL SPACE & COMMUNICATIONS LTD.
             (Exact Name of Registrant as Specified in Its Charter)

           BERMUDA                         3663                    13-3867424
-------------------------------  ----------------------------  -------------------
(State or Other Jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)   Classification Code Number)   Identification No.)

                                  ------------
                         C/O LORAL SPACECOM CORPORATION
                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 697-1105

   (Address, including ZIP code, and telephone number, including area code, of the Registrant's principal executive offices)

                                  ------------
                                 AVI KATZ, ESQ.
                         C/O LORAL SPACECOM CORPORATION
                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 697-1105

    (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                                  ------------
                                 With Copies to:

                              BRUCE R. KRAUS, ESQ.
                            WILLKIE FARR & GALLAGHER
                               787 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 728-8000
                                  ------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                                                PROPOSED
                                                             PROPOSED            MAXIMUM
                                                              MAXIMUM           AGGREGATE        AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO     AMOUNT TO BE      OFFERING PRICE       OFFERING       REGISTRATION
BE REGISTERED                             REGISTERED        PER SHARE (3)       PRICE (3)          FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
share, issuable upon exercise of
warrants (1) (2)                       6,042,986 shares       $2.37(4)         $14,321,877        $1,318
-----------------------------------------------------------------------------------------------------------
         Total                         6,042,986 shares       $2.37(4)         $14,321,877        $1,318
===========================================================================================================

(1) Represents shares issuable upon exercise of warrants to purchase up to 6,042,986 shares of common stock, such warrants to expire on December 27, 2006, which warrants were issued in connection with an exchange offer for all of the issued and outstanding principal amount of 11 1/4% Senior Notes due 2007 and 12 1/2% Senior Discount Notes due 2007 of Loral Orion, Inc. (formerly known as Loral CyberStar, Inc.) in exchange for 10% Senior Notes due 2006 of Loral Orion, Inc. (formerly known as Loral CyberStar, Inc.) as set forth in registration statement no. 333-73600.

(2) Pursuant to Rule 416, the common stock offered hereby shall be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Estimated pursuant to Rule 457 under the Securities Act solely for the purposes of calculating the registration fee.

(4)  Based upon exercise price of the warrants.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED APRIL 5, 2002

                        6,042,986 SHARES OF COMMON STOCK

                        LORAL SPACE & COMMUNICATIONS LTD.

                                 --------------

         We are offering up to 6,042,986 shares of our common stock issuable by us from time to time upon exercise of warrants that we offered in our exchange offer with Loral Orion, Inc. (formerly known as Loral CyberStar, Inc.) in which holders of Loral Orion's 11 1/4% Senior Notes due 2007 and its 12 1/2% Senior Discount Notes due 2007 exchanged their notes for Loral Orion's new 10% Senior Notes due 2006 guaranteed by us and Loral Asia Pacific Satellite (HK) Limited, and warrants to purchase up to 6,042,986 shares of our common stock. The exchange offer was completed on December 21, 2001. The warrants expire on December 27, 2006 and may be traded separately from Loral Orion's new senior notes.

         Each warrant entitles the holder thereof to purchase, prior to the expiration date, one share of our common stock at the exercise price of $2.37 per share. Assuming all the warrants are exercised, the maximum aggregate offering price for all of the shares of common stock shall be $14,321,877. As of April 4, 2002, warrants to purchase up to 6,042,986 shares of common stock were issued and outstanding.

         The actual number of shares of common stock offered under this prospectus may be subject to adjustment to prevent dilution of the warrant value. This prospectus includes such additional shares of common stock, which as of this date is indeterminable, that we may have to issue and sell to avoid dilution of the warrants.

                                 --------------

         Our common stock is listed on the NYSE under the symbol "LOR". The closing price of our shares of common stock on the NYSE was $2.07 per share on April 4, 2002.

                                 --------------

         THE SECURITIES WE MAY OFFER INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION OF MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THESE SECURITIES.

                                 --------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is _________ [___], 2002.

You should rely on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. We are offering shares of our common stock and seeking offers to buy such securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

         The Bermuda Monetary Authority has classified us as a non-resident of Bermuda for exchange control purposes. Accordingly, the Bermuda Monetary Authority does not restrict our ability to convert currency, other than Bermuda dollars, held for our account to any other currency, to transfer funds in and out of Bermuda or to pay dividends or other forms of payment to non-Bermuda residents who are shareholders or holders of our other securities, other than in Bermuda dollars. The permission of the Bermuda Monetary Authority is required for the issue and transfer of our shares and other securities under the Exchange Control Act 1972 of Bermuda and regulations under it.

         We have obtained the permission of the Bermuda Monetary authority for the issuance of our common shares that we may offer as described in this document. In addition, we have obtained the permission of the Bermuda Monetary Authority for the free issue and transferability of our common shares. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guaranty by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving those approvals or permissions, the Bermuda Monetary Authority will not be liable for our performance or default or for the correctness of any opinions or statements expressed in this document.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
SUMMARY...........................................................................................................3
RISK FACTORS......................................................................................................6
CAUTION AS TO FORWARD-LOOKING STATEMENTS.........................................................................16
USE OF PROCEEDS..................................................................................................16
DESCRIPTION OF THE COMMON STOCK..................................................................................17
PLAN OF DISTRIBUTION.............................................................................................19
LEGAL MATTERS....................................................................................................20
EXPERTS..........................................................................................................20
WHERE YOU CAN FIND MORE INFORMATION..............................................................................20

                                     SUMMARY

The following is a brief summary of the information that is included in this prospectus. This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and reports incorporated by reference in this prospectus, before making an investment decision. The terms "Loral," "the company," "we," "us" and "our" as used in this prospectus refer to Loral Space & Communications Ltd. and its subsidiaries as a combined entity, except where it is made clear that such term means only Loral. The term "Loral Orion" as used in this prospectus refers to Loral Orion, Inc. (formerly known as Loral CyberStar, Inc.) and its subsidiaries as a combined entity, except where it is made clear that such term means only Loral Orion. The term "Loral CyberStar" as used in this prospectus refers to Loral CyberStar, Inc. (formerly known as Loral Cyberstar Data Services Corporation) and its subsidiaries as a combined entity, except where it is made clear that such term means only Loral CyberStar. The term "Loral SpaceCom" as used in this prospectus refers to Loral SpaceCom Corporation and its subsidiaries as a combined entity, except where it is made clear that such term means only Loral SpaceCom. The term "SS/L" as used in this prospectus refers to Space Systems/Loral, Inc. and its subsidiaries as a combined entity, except where it is made clear that such term means only SS/L. Loral Orion, Loral CyberStar, Loral SpaceCom and SS/L are all wholly owned subsidiaries of the company. Throughout this prospectus, we refer to Loral Orion's 11 1/4% Senior Notes due 2007 and Loral Orion's 12 1/2% Senior Discount Notes due 2007 as "senior notes" and "senior discount notes," respectively, and as the "old notes," collectively. Our reference to the old notes means the senior notes and the senior discount notes as governed by their respective indenture, each as amended by its respective supplemental indenture. We refer to Loral Orion's 10% Senior Notes due 2006 as "new senior notes."

ABOUT LORAL

         We are one of the world's leading satellite communications companies with substantial activities in satellite manufacturing and satellite-based communications services. We are organized into three operating businesses: fixed satellite services, satellite manufacturing and technology, and data services.

         Fixed Satellite Services or FSS: We lease transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and direct-to-home television, and we provide telemetry, tracking and control services and network services to customers. We operate our business through wholly owned subsidiaries including Loral Skynet, Loral Orion and Loral Skynet do Brasil Ltda. and affiliates such as Satelites Mexicanos, S.A. de C.V. and Europe*Star Limited;

         Satellite Manufacturing and Technology: We design and manufacture satellites and space systems and develop satellite technology for a broad variety of customers and applications through SS/L; and

         Data Services: We provide managed communications networks and Internet and intranet services through Loral CyberStar and deliver high-speed broadband data communications, business television and business media services through Loral CyberStar and CyberStar, L.P.

         We intend to capitalize on our innovative capabilities, market position and advanced technologies to offer value-added, satellite-based services as part of the evolving worldwide communications networks. We regularly engage in discussions with telecommunications service providers, equipment manufacturers and others regarding possible strategic transactions and alliances such as joint ventures; strategic relationships involving our fixed satellite services operations and satellite manufacturing operations, which could involve business combinations; participation in the Loral Global Alliance; and dispositions of non-core assets.

PRINCIPAL EXECUTIVE OFFICES

         We were incorporated on January 12, 1996 as a Bermuda exempt company and have our registered and principal executive offices at Cedar House, 41 Cedar Avenue, Hamilton, HM 12, Bermuda. The executive office of Loral SpaceCom, our principal U.S. subsidiary, is located at 600 Third Avenue, New York, NY 10016 and its telephone number is (212) 697-1105.

THE OFFERING

Issuer.................................         Loral Space & Communications
                                                Ltd.

Common stock offered by
us.....................................         Up to 6,042,986 shares of common
                                                stock issuable upon exercise of
                                                warrants initially held by
                                                holders of Loral Orion Inc.'s
                                                new senior notes. The holders
                                                acquired Loral Orion's new
                                                senior notes through an exchange
                                                offer which was completed on
                                                December 21, 2001. The warrants
                                                may be traded separately from
                                                Loral Orion's new senior notes.

Common stock to be outstanding after
this offering..........................         Up to 342,658,307 shares of our
                                                common stock based on shares
                                                outstanding as of December 31,
                                                2001 and including up to
                                                6,042,986 shares of our common
                                                stock to be issued upon exercise
                                                of the warrants described in
                                                this prospectus. In calculating
                                                the number of shares of common
                                                stock to be outstanding after
                                                this offering, we did not
                                                include approximately 47,660,663
                                                shares of our common stock
                                                issuable upon exercise of
                                                options, 194,404 shares of our
                                                common stock issuable upon
                                                exercise of warrants, 24,599,686
                                                shares of our common stock
                                                issuable upon conversion of our
                                                Series C Preferred Stock and
                                                15,407,704 shares of our common
                                                stock issuable upon conversion
                                                of our Series D Preferred Stock,
                                                in each case outstanding as of
                                                December 31, 2001.

Use of proceeds........................         We intend to use the proceeds
                                                for general corporate purposes
                                                which may include investments in
                                                our core businesses. Until we
                                                use the net proceeds in this
                                                manner, we may temporarily use
                                                them to make short-term
                                                investments.

Registration Rights....................         We have agreed to use our
                                                commercially reasonable efforts
                                                to keep this registration
                                                statement, of which this
                                                prospectus forms a part,
                                                effective until the earlier of
                                                December 27, 2006 and the date
                                                all warrants issued in the
                                                exchange offer have been
                                                exercised.

New York Stock Exchange
symbol.................................         "LOR"

RISK FACTORS

You should carefully consider all the information contained or incorporated by reference in this prospectus before making an investment in our common shares. In particular, you should consider the risk factors described under "Risk Factors" beginning on page 6.

                                  RISK FACTORS

         You should carefully consider the risks described below, in addition to the other information in this prospectus, before making an investment decision. Each of these risk factors could adversely affect our business, financial condition and operating results as well as adversely affect the value of an investment in our common stock.

FINANCIAL STRUCTURE

WE HAVE SUBSTANTIAL DEBT AND GUARANTY OBLIGATIONS.

         We and our subsidiaries and operating affiliates have a significant amount of outstanding debt and guaranty obligations. As of December 31, 2001, our consolidated total debt was $2.4 billion.

         The indentures and credit agreements relating to this indebtedness impose restrictions on our and our subsidiaries' and affiliates' ability to take various actions, which may limit our and their ability to plan for, or react to, changes in their business and market conditions. These limitations include restrictions on the ability to pay dividends, or to make loans, capital expenditures or investments. Moreover, certain of these agreements require that excess cashflow and insurance proceeds from certain launch or in-orbit failures be used to prepay debt. As part of the bank amendments that were entered into in December 2001 relating to the credit facilities for Loral SpaceCom and Loral Satellite, our principal operating subsidiaries, substantially all of the assets of Loral SpaceCom and Loral Satellite have been pledged in favor of the bank lenders, which further reduces our flexibility to take certain actions.

         We intend to use our cash and available credit ($229 million at December 31, 2001) to help fund the growth and operation of our businesses. If any of our subsidiaries or affiliates finds itself faced with default, we may be faced with a choice between providing additional support to that company or accepting the loss of some or all of its investment. In certain cases we have also guaranteed the debt of our subsidiaries. For example, the $613 million principal amount of new senior notes issued by Loral Orion in December 2001 in connection with its exchange offer, are guaranteed by us. None of Globalstar, L.P.'s debt is guaranteed by us and we do not intend to provide any further funding to Globalstar. We do, however, have contingent liabilities of approximately $14 million in connection with Globalstar service provider partnerships.

         Satmex, our 49%-owned Mexico affiliate, had total debt of $556 million. In addition, Servicios Corporativos Satelitales, S.A. de C.V. ("Servicios" ), the parent company of Satmex, in which we have a 65% interest, has an obligation to the government of Mexico with an initial face amount of $125 million which accretes at 6.03% over a seven-year period, expiring in December 2004. We have agreed to maintain our stock ownership interests in the parent company of Servicios in a trust to collateralize this obligation. This debt is non-recourse to Loral.

         Recent accounting guidance could impact the accounting treatment for our preferred stock. This accounting guidance could cause us to reclassify a portion or all of our preferred stock, which is currently treated as equity, to outside of equity, depending on the price of our common stock and the number of shares of our common stock available for issuance, as determined at the end of each fiscal quarter.

         We have the ability to make the mandatory redemption payments due on our Series C and Series D Preferred Stock in cash, common stock, or a combination of the two. However, to the extent that we fail to have sufficient authorized shares of common stock on the mandatory redemption dates in 2006 and 2007 to effect payment in full of the related preferred stock in common stock, we will have to cover any such shortfall with cash.

         IF OUR BUSINESS PLAN DOES NOT SUCCEED, OUR OPERATIONS MIGHT NOT GENERATE ENOUGH CASH TO PAY OUR OBLIGATIONS.

         For the year ended December 31, 2001, we had a deficiency of earnings to cover fixed charges of approximately $264 million. In addition to our debt service requirements, our businesses are capital intensive and need substantial investment before returns can be realized. For example, we will incur significant expenditures to construct and launch new satellites for our fixed satellite services business. We are subject to substantial financial risks from possible delays or reductions in revenue, unforeseen capital needs or unforeseen expenses. If this were to occur, our ability to meet our obligations and execute our business plan could depend upon our ability, and that of our operating subsidiaries and affiliates, to raise cash in the capital markets. We are uncertain whether this source of cash will be available in the future on favorable terms if at all.

         THE ABILITY OF OUR SUBSIDIARIES TO PAY DIVIDENDS TO US OR OTHERWISE SUPPORT OUR OBLIGATIONS IS LIMITED BY THE TERMS OF THEIR DEBT INSTRUMENTS.

         Loral SpaceCom's credit facility allows dividend payments to us if cumulative dividend payments do not exceed 50% of its cumulative consolidated net income and the ratio of its funded debt to EBITDA is less than 3.0 to 1.0. For the year ended December 31, 2001, Loral SpaceCom had no capacity under this covenant to pay us any dividends.

         Loral Satellite, Inc.'s credit agreement also imposes restrictions on its ability to pay dividends to its parent. Such restrictions specify, for instance, that dividends can be paid only after Loral Satellite has made loans to us in an aggregate principal outstanding amount of $100 million or more.

         Under the terms of the indenture for Loral Orion's new senior notes, Loral Orion will be prevented from paying dividends to us and is unlikely to pay any dividends in the foreseeable future.

GLOBALSTAR MATTERS

         WE HAVE BEEN SUED IN A NUMBER OF PURPORTED CLASS ACTIONS BROUGHT BY OUR STOCKHOLDERS AND SECURITY HOLDERS OF GLOBALSTAR TELECOMMUNICATIONS LIMITED AND GLOBALSTAR.

         We have been named as a defendant in various lawsuits brought by securityholders of Globalstar Telecommunications Limited and Globalstar alleging controlling person liability in respect of certain statements made by GTL, Globalstar and their representatives. Our shareholders have also initiated various shareholder lawsuits alleging that material misstatements or omissions were made about our business and prospects as they relate to Globalstar. We will vigorously defend against any such claims or proceedings and may be responsible for damages awarded against us resulting from these proceedings and claims. Even if such claims are unsuccessful, such claims and proceedings could require us to spend money on litigation, divert management's time, damage our reputation and depress the value of our equity.

         We may also find ourselves subject to other claims brought by Globalstar creditors and securities holders, who may seek to impose liabilities on us as a result of our relationship with Globalstar. For instance, Globalstar's creditors may seek to pierce the corporate veil in an attempt to recover Globalstar obligations owed to them that are recourse to our subsidiaries, which are general partners in Globalstar and have filed for bankruptcy protection. Globalstar's cumulative partners deficit at September 30, 2001, was $2.81 billion. Globalstar's proposed restructuring plan contemplates that mutual releases of claims related to Globalstar would be granted to and by various persons, including, among others, Loral and its affiliates, Globalstar, Globalstar's officers and directors, Globalstar partners, service providers acquired by Globalstar and the members of any official and informal committee of creditors. There can be no assurance that these releases will be approved by the bankruptcy court or, if approved, as to the scope of any releases finally obtained.

         GLOBALSTAR AND CERTAIN OF ITS GENERAL PARTNER ENTITIES, INCLUDING TWO OF OUR SUBSIDIARIES, HAVE FILED FOR BANKRUPTCY PROTECTION.

         On February 15, 2002, Globalstar and certain of its direct subsidiaries filed voluntary petitions under Chapter 11 of Title 11, United States Code in the United States Bankruptcy Court for the District of Delaware. In connection with this filing, Loral/Qualcomm Satellite Services, L.P., the managing general partner of Globalstar, its general partner, Loral/Qualcomm Partnership, L.P., and certain of our subsidiaries that serve as general partners of Loral/Qualcomm Partnership, L.P. also filed voluntary petitions with the Delaware bankruptcy court. Globalstar's proposed restructuring plan, which will be submitted to and subject to bankruptcy court approval, calls for the cancellation of all existing partnership interests in Globalstar. This proposed restructuring plan also contemplates the creation of a new Globalstar company, which will initially be owned by Globalstar's existing noteholders and other unsecured creditors, including us. In other situations in the past, challenges have been initiated seeking subordination or recharacterization of debt held by an affiliate of an issuer. While we know of no reason why such a claim would prevail with respect to the debt we hold in Globalstar, there can be no assurance that such claims will not be made in Globalstar's bankruptcy proceeding. If such claims were to prove successful, it will jeopardize the amount of equity interest we will ultimately receive in the new Globalstar company. Moreover, actions may be initiated in Globalstar's bankruptcy proceeding seeking to characterize payments made by Globalstar to us prior to the filing date as preferential payments subject to repayment.

LITIGATION AND DISPUTES

         WE AND SS/L ARE CURRENTLY INVOLVED IN AN ARBITRATION PROCEEDING WITH ALCATEL, WHICH MAY RESULT IN THE PAYMENT OF DAMAGES TO ALCATEL.

         SS/L was a party to an Operational Agreement with Alcatel Space Industries, pursuant to which the parties had agreed to cooperate on certain satellite programs, and an Alliance Agreement with Alcatel Space together with Alcatel Space Industries, Alcatel, pursuant to which Alcatel had certain rights with respect to SS/L, including the right to appoint two representatives to SS/L's seven-member board of directors, rights to approve certain extraordinary actions and certain rights to purchase SS/L shares at fair market value in the event of a change of control (as defined) of either Loral or SS/L. The agreements between Alcatel and SS/L were terminable on one year's notice, and, on February 22, 2001, Loral gave notice to Alcatel that they would expire on February 22, 2002. In April 2001, Alcatel commenced an arbitration proceeding challenging the effectiveness of Loral's notice of termination and asserting various alleged breaches of the agreements by SS/L relating to the exchange of information and other procedural or administrative matters. In February 2002, the arbitral tribunal upheld the validity of Loral's termination effective February 22, 2002 and Alcatel's claims as to certain breaches. The arbitral tribunal has provided both parties with an opportunity to file any additional claims or counterclaims they may have. In March 2002, Alcatel submitted additional claims against Loral and SS/L and is seeking at least $330 million in damages in respect of all of its claims. We believe that Alcatel's claims for damages are without merit and have been asserted for competitive reasons to disadvantage SS/L and that this matter will not have a material adverse effect on our consolidated financial position or results of operations. Loral and SS/L will have the opportunity and intend to assert counterclaims against Alcatel in April 2002. The arbitral tribunal will decide at a later date whether any of Alcatel's claims or Loral's or SS/L's counterclaims give rise to damages.

         SS/L IS CURRENTLY INVOLVED IN DISPUTES WITH CERTAIN CUSTOMERS REGARDING SATELLITES BUILT OR UNDER CONSTRUCTION BY SS/L, WHICH MAY RESULT IN THE PAYMENT OF DAMAGES OR REFUNDS.

         In September 2001, the PAS 7 satellite built by SS/L for PanAmSat experienced an electrical power failure on its solar arrays that resulted in the loss of use of certain transponders on the satellite. As a result, PanAmSat has claimed that under its contract with SS/L it is entitled to be paid $16 million. SS/L disputes this claim. SS/L believes that this failure is an isolated event and does not reflect a systemic problem in either the satellite design or manufacturing process. In addition, the PAS 8 satellite has experienced minor losses of power from its solar arrays, the cause of which is unrelated to the loss of power on the PAS 7 satellite. PanAmSat has claimed that under its contract with SS/L it is entitled to be paid $7.5 million as a result of these minor power losses. SS/L disputes this claim. SS/L and PanAmSat are in discussions to resolve these matters.

         SS/L has contracted to build a spot beam, Ka-band satellite for a customer planning to offer broadband data services directly to the consumer. The customer has failed to make certain payments due to SS/L under the contract and has asserted that SS/L is not able to meet the contractual delivery date for the satellite. As of December 31, 2001, SS/L had billed and unbilled accounts receivable and vendor financing arrangements of $47 million with this customer. SS/L and the customer have entered into an agreement that provides that, until May 1, 2002, neither party will assert that the other party is in default under the contract, and the parties are currently engaged in discussions to resolve their outstanding issues. In addition, SS/L and the customer have agreed to suspend work on the satellite during these discussions, pending the outcome of the discussions. If the parties do not resolve their issues, it is likely that each party would assert that the other is in default. The contract provides that SS/L may terminate the contract for a customer default 90 days after serving a notice of default if the default is not cured by the customer; upon such a default, SS/L would be entitled to recover the contractually agreed price of items delivered and accepted prior to termination and 115% of its actual costs incurred for items not delivered prior to termination. The contract also provides that the customer may terminate the contract for an SS/L default 133 days after serving a notice of default if the default is not cured by SS/L; upon such a default, SS/L would be obligated to refund all amounts previously paid by the customer, $78 million as of December 31, 2001, plus interest. Based on the discussions currently in progress with the customer and other parties who may be interested in the satellite, management's assessment of the market opportunities for the satellite and consideration of the satellite's estimated value, management does not believe that this matter will have a material adverse effect on our consolidated financial position or results of operations. No assurance can be provided, however, that this matter will be resolved by the parties, will not result in SS/L's being involved in protracted litigation, or will not result in substantial liability on the part of SS/L to the customer.

OPERATIONAL MATTERS

         SS/L IS STILL AWAITING APPROVAL FROM THE STATE DEPARTMENT FOR THE LAUNCH OF CHINASAT-8.

         The launch of ChinaSat-8 has been delayed pending SS/L's obtaining the approvals required for the launch. On December 23, 1998, the Office of Defense Trade Controls, or ODTC, of the U.S. Department of State temporarily suspended a previously approved technical assistance agreement under which SS/L had been preparing for the launch of the ChinaSat-8 satellite. In addition, SS/L was required to re-apply for new export licenses from the State Department to permit the launch of ChinaSat-8 on a Long March launch vehicle when the old export licenses issued by the Commerce Department, the agency that previously had jurisdiction over satellite licensing, expired in March 2000. On January 4, 2001, the ODTC, while not rejecting these license applications, notified SS/L that they were being returned without action. On January 9, 2002, we, SS/L and the United States Department of State entered into a consent agreement settling and disposing of all civil charges, penalties and sanctions associated with alleged violations by SS/L of the export control laws arising out of the participation of certain SS/L's employees in a committee formed to review the findings of the Chinese regarding the 1996 crash of a Long March rocket in China. The consent agreement provides that the State Department agrees, assuming our and SS/L's faithful adherence to the terms of the consent agreement, and the Arms Export Control Act and its implementing regulations, that decisions concerning export licenses for the ChinaSat-8 spacecraft will be made on the basis of the security and foreign policy interests of the United States, including matters relating to U.S. relations with the People's Republic of China, without reference to the State Department's previously expressed concerns regarding SS/L's reliability, which concerns are considered to be appropriately mitigated through the operation of various provisions of the consent agreement. Discussions between SS/L and the State Department regarding SS/L's obtaining the approvals required for the launch of ChinaSat-8 are continuing.

         In December 1999, SS/L reached an agreement with ChinaSat to extend the date for delivery of the ChinaSat-8 satellite to July 31, 2000. In return for this extension and other modifications to the contract, SS/L provided to ChinaSat three transponders on Telstar 10/Apstar IIR for ChinaSat's use for the life of those transponders. As a result, we recorded a charge to earnings of $35 million in 1999. If ChinaSat were to terminate its contract with SS/L as a result of these delays, SS/L may have to refund $134 million in advances received from ChinaSat and may incur penalties of up to $11 million and believes it would incur costs of approximately $38 million to refurbish and retrofit the satellite so that it can be sold to another customer, which resale cannot be guaranteed. To the extent that SS/L is able to recover some or all of its $52 million deposit payment on the Chinese launch vehicle, this recovery would offset a portion of such payments. There can be no assurance, however, that SS/L will be able to either obtain a refund from the launch provider or find a replacement customer for the Chinese launch vehicle.

         LAUNCH FAILURES HAVE DELAYED SOME OF OUR OPERATIONS IN THE PAST AND MAY DO SO AGAIN IN THE FUTURE.

         We depend on third parties, in the United States and abroad, to launch our satellites. Satellite launches are risky, and some launch attempts have ended in failure. We ordinarily insure against launch failures, but at considerable cost. The cost and the availability of insurance vary depending on market conditions and the launch vehicle used. Our insurance typically does not cover business interruption, and launch failures may therefore result in uninsured economic losses. Replacement of a lost satellite typically requires at least 24 months from the time a contract is executed until the launch date of the replacement satellite.

         AFTER LAUNCH, OUR SATELLITES REMAIN VULNERABLE TO IN-ORBIT FAILURES, WHICH MAY RESULT IN UNINSURED LOSSES.

         Failure of satellite components in space may result in damage to or loss of a satellite before the end of its expected life. In-orbit failure may result from various causes, some random, including component failure, loss of power or fuel, inability to maintain positioning of the satellite, solar and other astronomical events, and space debris. Satellites are carefully built and tested and have some redundant components to save the satellite in case of a component failure. Due to the failure of primary components, certain of our satellites are currently operating using back-up components. If these back-up components fail and the primary components cannot be restored, these satellites could lose a significant amount of capacity or be total losses which, until replacement satellites are placed in-orbit, would result in lost revenues and lost profits to the Company.

         Repair of satellites in space is not feasible. Many factors affect the useful life of our satellites including fuel consumption, the quality of construction, degradation of solar panels and the durability of components.

         Although some failures may be covered in part by insurance, they may result in uninsured losses as well. For example, when Loral Skynet experienced the total loss of two satellites in 1994 and 1997 while under AT&T's ownership, it suffered a substantial drop in its profits due to the loss of revenues.

         A loss of transponders on a satellite may have an adverse effect on us. Loral Skynet has in the past entered into prepaid leases and sales contracts relating to transponders on its satellites. Under the terms of these agreements, Loral Skynet continues to operate the satellites which carry the transponders and originally provided a warranty for a period of 10 to 14 years, in the case of sales contracts (twelve transponders), and the lease term, in the case of the prepaid leases (nine transponders). Depending on the contract, Loral Skynet may be required under its prepaid leases and sales contracts to replace transponders which do not meet operating specifications. All customers are entitled to a refund equal to the reimbursement value if there is no replacement, which is normally covered by insurance. In the case of the sales contracts, the reimbursement value is based on the original purchase price plus an interest factor from the time the payment was received to acceptance of the transponder by the customer, reduced on a straight-line basis over the warranty period. In the case of prepaid leases, the reimbursement value is equal to the unamortized portion of the lease prepayment made by the customer.

         SOME OF THE SATELLITES BUILT BY SS/L, INCLUDING FIVE SATELLITES OPERATED BY SUBSIDIARIES OR AFFILIATES OF LORAL, HAVE EXPERIENCED OPERATIONAL PROBLEMS WITH THEIR SOLAR ARRAYS.

         Twelve of the satellites built by SS/L and launched since 1997, five of which are owned and operated by our subsidiaries or affiliates, have experienced minor losses of power from their solar arrays. Although, to date, neither we nor any of the customers using the affected satellites have experienced any degradation in performance, there can be no assurance that one or more of the affected satellites will not experience additional power loss that could result in performance degradation, including loss of transponder capacity. In the event of additional power loss, the extent of the performance degradation, if any, will depend on numerous factors, including the amount of the additional power loss, the level of redundancy built into the affected satellite's design, when in the life of the affected satellite the loss occurred and the number and type of uses being made of transponders then in service. A complete or partial loss of satellites could result in a loss of orbital incentive payments and, in the case of satellites owned by our subsidiaries and affiliates, a loss of revenues and profits. With respect to satellites under construction and construction of new satellites, based on its investigation of the matter, SS/L has identified and has implemented remedial measures that SS/L believes will prevent newly launched satellites from experiencing similar anomalies. SS/L does not expect that implementation of these measures will cause any significant delay in the launch of satellites under construction or construction of new satellites. Based upon information currently available, including design redundancies to accommodate small power losses and the fact that no pattern has been identified as to the timing or specific location within the solar arrays of the failures, we believe that this matter will not have a material adverse effect on our consolidated financial position or our results of operations.

         IT MAY BE DIFFICULT TO OBTAIN FULL INSURANCE COVERAGE FOR SATELLITES THAT HAVE EXPERIENCED PROBLEMS IN THE PAST.

         While we have in the past, consistent with industry practice, typically obtained in-orbit insurance for our satellites, we cannot guarantee that, upon a policy's expiration, we will be able to renew the insurance on terms acceptable to us, especially on satellites that have, or that are part of a family of satellites that have, experienced problems in the past. For example, in connection with the renewal of the insurance for the Telstar 10/Apstar IIR satellite in October 2001, the insurance underwriters have excluded losses due to solar array failures, since Telstar 10/Apstar IIR was manufactured by SS/L and has the same solar array configuration as another 1300-class satellite manufactured by SS/L that recently experienced a solar array failure. SS/L believes that this failure is an isolated event and does not reflect a systemic problem in either the satellite design or manufacturing process. Accordingly, we do not believe that this anomaly will affect Telstar 10/ Apstar IIR. We are currently in discussions with our insurers to remove this exclusion from the Telstar 10/ Apstar IIR policy, in return for a deductible for losses arising from electrical problems on the satellite's solar arrays. There can be no assurance that these discussions will be successful. Three other satellites operated by Loral Skynet have the same solar array configuration as Telstar 10/Apstar IIR. There can be no assurance that the insurers will not require similar exclusions in connection with renewals of insurance for these satellites in 2003 and 2004. Moreover, the existing insurance policy for Solidaridad 2 expires in November 2002 and a renewal policy may not insure against in-orbit failure arising from the loss of the satellite's control processor, the same component that failed on Solidaridad 1 and other Boeing satellites. An uninsured loss of a satellite will have a material adverse effect on our consolidated financial position and our results of operations.

         WE ARE FACED WITH INCREASED COSTS DUE TO THE RECENT TREND IN THE INSURANCE INDUSTRY TOWARDS HIGHER INSURANCE PREMIUMS AND SHORTER TERMS.

         We, like others in the satellite industry, are faced with significantly higher premiums on launch and in-orbit insurance and significantly shorter coverage periods than those that have been available in the past, which was due in part to the events of September 11, 2001. This development in the insurance industry will increase the cost of doing business for both our satellite manufacturing and fixed satellite services segments. We intend to pass on such increased cost to our customers, although we cannot guarantee that we will be able to do so. Insurance market conditions have historically been cyclical in nature. While we anticipate that these conditions will improve in the future, there can be no assurance that they will do so.

         SPACE SYSTEMS/LORAL'S CONTRACTS ARE SUBJECT TO ADJUSTMENTS, COST OVERRUNS AND TERMINATION.

         SS/L's accounting for long-term contracts requires adjustments to profit and loss based on revised estimates during the performance of the contract. These adjustments may have a material effect on our consolidated financial position and our results of operations in the period in which they are made. The estimates giving rise to these risks, which are inherent in long-term, fixed-price contracts, include the forecasting of costs and schedules, contract revenues related to contract performance, including revenues from orbital incentives, and the potential for component obsolescence due to procurements long before assembly.

         SS/L's major contracts are primarily firm fixed-price contracts. Under firm fixed-price contracts, work performed and products shipped are paid for at a fixed price without adjustment for actual costs incurred in connection with the contract. While cost savings under these fixed-price contracts would result in gains to SS/L, cost increases would result in losses borne solely by SS/L. Under such contracts, SS/L may receive progress payments, or it may receive partial payments upon the occurrence of certain program milestones.

         Many of SS/L's contracts and subcontracts may be terminated at will by the customer or the prime contractor. In the event of a termination at will, SS/L is normally entitled to recover the purchase price for delivered items, reimbursement for allowable costs for work in process and an allowance for profit or an adjustment for loss, depending on whether completion of performance would have resulted in a profit or loss. Such terminations may occur in the future.

         Some of SS/L's customers are start-up companies, and there can be no assurance that these companies will be able to fulfill their payment obligations under their contracts with SS/L.

         SS/L MAY FORFEIT PAYMENTS FROM CUSTOMERS DUE TO SATELLITE FAILURES OR LOSSES AFTER LAUNCH OR BE LIABLE FOR PENALTY PAYMENTS UNDER CERTAIN CIRCUMSTANCES, AND THESE LOSSES MAY BE UNINSURED.

         Some of SS/L's satellite manufacturing contracts provide that some of the total price is payable as "incentive" payments earned over the life of the satellite. SS/L has in the past generally not insured for these payments and in fact may be prohibited from insuring these incentive payments under certain circumstances.

         SS/L records the present value of incentive payments as revenue during the construction period of the related satellite. SS/L generally receives the present value of these incentive payments if there is a launch failure or a failure is caused by customer error. SS/L forfeits these payments, however, if the loss is caused by satellite failure or as a result of its own error.

         Some of SS/L's contracts call for in-orbit delivery, transferring the launch risk to SS/L. SS/L generally insures against that exposure. In addition, some of SS/L's contracts provide that SS/L may be liable to a customer for penalty payments under certain circumstances, including upon late delivery. These payments are not insured by SS/L.

         SS/L COMPETES WITH LARGE SATELLITE MANUFACTURERS THAT HAVE SIGNIFICANT RESOURCES.

         In the manufacture of our satellites, we compete with very large well-capitalized companies, including several of the world's largest satellite manufacturers, such as The Boeing Company, Lockheed Martin, Alcatel Space and Astrium. These companies have considerable financial resources which they may use to gain advantages in marketing and in technological innovation. SS/L's success depends on its ability to perform on a cost-effective and timely basis.

         OUR SATELLITE SERVICES BUSINESSES COMPETE FOR MARKET SHARE AND CUSTOMERS; TECHNOLOGICAL DEVELOPMENTS FROM COMPETITORS OR OTHERS MAY REDUCE DEMAND FOR OUR SERVICES.

         We face heavy competition in fixed satellite services from companies such as PanAmSat Corporation, SES Global and newly privatized organizations such as Intelsat and Eutelsat. Competition in this market may lower prices or result in reduced satellite fleet utilization, which may have an adverse effect on our consolidated financial position and our results of operations.

         The data services business, provided through Loral CyberStar, Inc. and CyberStar, L.P., faces competition not only from other satellite-based providers, but also from providers of land-based data communications services, such as cable operators, digital subscriber line, or DSL, providers, wireless local loop providers and traditional telephone service providers. The data services business will face continued price pressures from fiber companies competing for its Internet services.

         As land-based telecommunications services expand, demand for some satellite-based services may be reduced. New technology could render satellite-based services less competitive by satisfying consumer demand in other ways or through the use of incompatible standards. We also compete for local regulatory approval in places in which both we and a competitor may want to operate. We also compete for scarce frequency assignments and fixed orbital positions.

         WE ARE SUBJECT TO EXPORT CONTROLS, WHICH MAY RESULT IN DELAYS AND ADDITIONAL COSTS.

         SS/L is required to obtain licenses and enter into technical assistance agreements, presently under the jurisdiction of the State Department, in connection with the export of satellites and related equipment, as well as disclosure of technical data to foreign persons. Due to the relationship between launch technology and missile technology, the U.S. government has limited, and is likely in the future to limit, launches from China and other foreign countries. Delays in obtaining the necessary licenses and technical assistance agreements may result in the cancellation of, or delay SS/L's performance on, existing contracts, and, as a result, SS/L may incur additional costs or penalties or lose incentive payments under these contracts.

         Some of our customers and potential customers, as well as insurance underwriters and brokers have raised concerns that U.S. export control laws and regulations excessively restrict their access to information about the satellite during satellite construction and on-orbit satellite operation. To the extent that our non-U.S. competitors are not subject to these export control laws and regulations, they may enjoy a competitive advantage with foreign customers, and, to the extent that our foreign competitors continue to gain market share, it could become increasingly difficult for the U.S. satellite manufacturing industry, including SS/L, to recapture this lost market share.

         OUR BUSINESS IS REGULATED, CAUSING UNCERTAINTY AND ADDITIONAL COSTS.

         Our business is regulated by authorities in multiple jurisdictions, including the Federal Communications Commission, the International Telecommunication Union, or ITU, and the European Union. The following are some strategically important activities which are regulated and could be adversely affected by regulatory policies:

         o the expansion of Loral Skynet's operations in the U.S. and foreign markets;

         o        the manufacture, export and launch of satellites;

         o        the expansion of Satmex's Latin American business;

         o the operation of Europe*Star; - the international service offered by our data services business operations; and

         o the implementation of the business plan of XTAR, our joint venture with Hisdesat, which proposes to offer X-band services to government users.

         Regulatory authorities in the various jurisdictions in which we operate can modify, withdraw or impose charges or conditions upon, or deny or delay action on applications for, the licenses which we need, and so increase our costs. For example, the FCC may deny or fail to timely grant our pending application to use C-band capacity in the U.S. (Telstar 13) via a non-U.S. ITU filing at 121 degrees W.L. The regulatory process also requires potentially costly negotiations with third parties operating or intending to operate satellites at or near orbital locations where we place our satellites so that the frequencies of those other satellites do not interfere with our own. For example, as part of our coordination effort on Telstar 12, we agreed to provide four 54 MHz transponders on Telstar 12 to Eutelsat for the life of the satellite and have retained risk of loss with respect to those transponders. We also granted Eutelsat the right to acquire, at cost, four transponders on the next replacement satellite for Telstar 12. Moreover, as part of this international coordination process, we continue to conduct discussions with various administrations regarding Telstar 12's operations at 15 degrees west longitude. If these discussions are not successful, Telstar 12's useable capacity may be reduced. We cannot guarantee successful frequency coordination for our satellites.

         Failure to successfully coordinate our satellites' frequencies or to resolve other required regulatory approvals could have an adverse effect on our consolidated financial position and our results of operations.

         WE FACE RISKS IN CONDUCTING BUSINESS INTERNATIONALLY.

         For the year ended December 31, 2001, approximately 35% of our revenue was generated from customers located outside of the United States. We could be harmed financially and operationally by changes in foreign regulations and telecommunications standards, tariffs or taxes and other trade barriers. Almost all of our contracts with foreign customers require payment in U.S. dollars, and customers in developing countries could have difficulty obtaining U.S. dollars to pay us due to currency exchange controls and other factors. Exchange rate fluctuations may adversely affect the ability of our customers to pay us in U.S. dollars. If we need to pursue legal remedies against our foreign business partners or customers, we may have to sue them abroad where it could be difficult for us to enforce our rights.

         WE SHARE CONTROL OF OUR SUBSIDIARIES AND AFFILIATES WITH THIRD PARTIES.

         Third parties have significant ownership, voting and other rights in many of our subsidiaries and affiliates. As a result, we do not always have full control over management of these entities. The rights of these third parties and fiduciary duties under applicable law could result in others acting or omitting to act in ways that are not in our best interest. To the extent that these entities are or become customers of SS/L, these conflicts could become acute. For example:

         o Primary control of Satmex is vested in Mexican nationals, as required by Mexican law, subject to certain approval rights which we retain.

         o The Europe*Star joint venture is under the control of Alcatel, subject to our right to approve certain matters, and any future joint ventures between Alcatel and us within the Loral Global Alliance will be controlled by the initiating party, subject to certain rights in favor of the non-initiating party.

         o Alcatel is an investor in CyberStar, LP and has certain minority protection rights in it.

         o Hisdesat enjoys certain approval rights in XTAR, our newly formed X-band venture.

         o Globalstar has filed for Chapter 11 bankruptcy protection, and is subject to the supervision of the bankruptcy court.

         WE RELY ON KEY PERSONNEL.

         We need highly qualified personnel. Except for Mr. Bernard L. Schwartz, our Chairman and Chief Executive Officer, none of our officers has an employment contract nor do we maintain "key man" life insurance. The departure of any of our key executives could have an adverse effect on our business.

OTHER MATTERS

         THE RIGHTS OF SHAREHOLDERS UNDER BERMUDA LAW ARE DIFFERENT FROM RIGHTS OF SHAREHOLDERS UNDER U.S. LAW.

         Since we are a Bermuda company, the principles of law that govern shareholder rights, the validity of corporate procedures and other matters are different from those that would apply if we were a U.S. company. For example, it is not certain whether a Bermuda court would enforce liabilities against us or our officers and directors based upon United States securities laws either in an original action in Bermuda or under a United States judgment. Bermuda law giving shareholders the right to sue directors is less developed than in the United States and may provide fewer rights.

         PRICES OF OUR COMMON STOCK MAY EXPERIENCE SUDDEN CHANGES.

         Many things that we cannot predict or control may cause sudden changes in the price of our common stock. Risks associated with the deployment and operation of satellite systems, in particular, may cause sudden changes in the price.

         THE MARKET FOR OUR STOCK COULD BE ADVERSELY AFFECTED BY FUTURE ISSUANCE OF SIGNIFICANT AMOUNTS OF OUR COMMON STOCK.

         As of December 31, 2001, 336,615,321 shares of our common stock were outstanding. In addition, there were 47,660,663 stock options outstanding on such date, of which 15,541,766 were immediately exercisable (none of which had a strike price below the fair market value), warrants outstanding that were exercisable for 6,237,404 shares of our common stock, 9,839,874 shares of our Series C Preferred Stock convertible by its terms into 24,599,686 shares of our common stock and 6,110,788 shares of our Series D Preferred Stock convertible by its terms into 15,407,704 shares of our common stock. Moreover, we have the ability to make the mandatory redemption payments due on our Series C and Series D Preferred Stock in cash, common stock, or a combination of the two. The mandatory redemption payments are due in 2006 for the Series C Preferred Stock and in 2007 for the Series D Preferred Stock. The exact number of shares of our common stock that may be issued on a mandatory redemption date cannot be determined at this time, but may involve the issuance of a significant number of shares of our common stock. That number will depend on a number of factors not known today, such as the price of our common stock and the number of shares of our preferred stock outstanding at that time. We have in the past from time to time effected voluntary exchanges of our preferred stock for common stock. To the extent that we make such additional exchanges in the future, we will reduce the number of shares of our preferred stock subject to redemption in 2006 and 2007. However, there is no guarantee that these exchanges will or can be made in the future.

         On March 31, 2000, Lockheed Martin converted 45,896,978 shares of our Series A Preferred Stock into 45,896,978 shares of our common stock, representing approximately 14% of our common stock. Because of the large number of shares involved, sales by Lockheed Martin of all or a substantial part of its position and any related hedging transactions could adversely affect the market for, and the trading prices of, our common stock.

         Sales of significant amounts of our common stock to the public, or the perception that those sales could happen, could adversely affect the market for, and the trading price of, our common stock.

                    CAUTION AS TO FORWARD-LOOKING STATEMENTS

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. They can be identified by the use of forward-looking words such as "believes", "expects", "plans", "may", "will", "would", "could", "should", "anticipates", "estimates", "projects", "intends" or "outlook" or their negatives or other variations of these words or other comparable words, or by discussions of strategies that involve risks and uncertainties. Such forward-looking statements may be included in, but are not limited to, various filings made by us with the Securities and Exchange Commission, press releases or oral statements made by or with the approval of an authorized executive officer. Forward-looking statements are only predictions. Actual events or results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including, but not limited to, the factors referred to in the section titled "Risk Factors" in this prospectus. We undertake no obligation to update any forward-looking statements.

         For a discussion identifying some important factors that could cause actual results to vary materially from those anticipated in forward-looking statements, see "Risk Factors." See also "Management's Discussion and Analysis of Results of Operations and Financial Condition" found in our Annual Report on Form 10-K for the year ended December 31, 2001 which is incorporated by reference in this prospectus.

                                 USE OF PROCEEDS

         We will use the proceeds from the exercise of the warrants for general corporate purposes, including investments in our core businesses. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments. The maximum aggregate offering price for the shares of common stock issuable upon exercise of the warrants is $14,321,877.

                         DESCRIPTION OF THE COMMON STOCK

         We have summarized some of the terms and provisions of our common shares in this section. The following is a summary of certain provisions of Bermuda law and our organizational documents. You should note that this summary is not a comprehensive description of such laws and documents and that it is qualified in its entirety by appropriate reference to Bermuda law and to our organizational documents.

         BERMUDA LAW

         The following discussion is based upon the advice of Appleby, Spurling & Kempe, our Bermuda counsel.

         We were incorporated as an exempted company under The Companies Act 1981 of Bermuda (the "Act"). Accordingly, the rights of our shareholders are governed by Bermuda law and our memorandum of association and bye-laws.

         Dividends. Under Bermuda law, a company may pay such dividends as are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.

         Voting rights. Under Bermuda law, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting (or by such majority as the Act or our bye-laws prescribe). Our bye-laws provide that, subject to the provisions of the Act, any questions proposed for the consideration of the shareholders will be decided by a simple majority of the votes cast and that voting will be by poll vote. Each shareholder present, or person holding proxies for any shareholder, is entitled to one vote for each common share held.

         Rights in liquidation. Under Bermuda law, in the event of liquidation, dissolution or winding-up of a company, the proceeds of such liquidation, dissolution or winding-up are distributed pro rata among the holders of common shares. However, such distribution may only be effected after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of issued preferred shares.

         Meetings of shareholders. Under Bermuda law, a company is required to convene at least one general shareholders' meeting per calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of such of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting, although the accidental omission of notice to any person does not invalidate the proceedings at a meeting. Under our bye-laws, at least twenty days' notice of the annual general meeting and thirty days' notice of any special general meeting must be given to each shareholder.

         Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the bye-laws of the company. Our bye-laws provide that the presence in person or by proxy of the holders of more than 50% of our voting capital shares constitutes a quorum.

         Access to books and records and dissemination of information. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's certificate of incorporation, its memorandum of association (including its objects and powers) and any alteration to the company's memorandum of association.

         The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Act, establish a branch register outside Bermuda.

         A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

         Election or removal of directors. Under our bye-laws our board is divided into three classes. Each class of directors holds office, unless they are earlier removed or resign, for a term expiring at the Annual General Meeting held in the third year of their election. Directors are appointed by majority vote of shareholders of Annual General Meetings.

         Under Bermuda law and our bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided that the director was served with at least 14 days' notice. The resolution for removal must be voted for by shareholders holding not less than 80% of the shares then in issue and entitled to vote on election of directors. The director has a right to be heard at the meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at such meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors.

         Amendment of memorandum of association and bye-laws. Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his discretion. However, such approval of the Bermuda Minister of Finance is not required for an amendment which alters or reduces a company's share capital as provided in the Act. Except in the case of certain amendments which require a higher level of shareholder approval, the bye-laws may be amended by a resolution passed by a majority of shares cast at a general meeting.

         Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment which alters or reduces a company's share capital as provided in the Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum is passed. Such application may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment.

         Appraisal rights and shareholder suits. Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his shares. The amalgamation of a company with another company or corporation requires the amalgamation agreement to be approved by:

         o a meeting of the holders of shares of each of the amalgamating Bermuda companies; and

         o in certain circumstances, a meeting of the holders of each class of such shares.

         Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of:

         o        is alleged to be beyond the corporate power of the company;

         o        is illegal; or

         o would result in the violation of the company's memorandum of association or bye-laws.

         Furthermore, consideration would be given by the Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than those who actually approved it.

         When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company's conduct of affairs in the future or ordering the purchase of the shares of any shareholder, by other shareholders or by the company.

         Bermuda is neither a state nor a country for purposes of U.S. diversity jurisdiction

         WARRANT AGENT AND REGISTRAR

         The warrant agent and registrar for our common shares is The Bank of New York.

                              PLAN OF DISTRIBUTION

         All of our common stock offered by this prospectus shall be delivered upon exercise of the warrants by the applicable holder. The applicable holder may exercise his warrant(s) at any time at the applicable per share exercise price. The costs of registering, issuing and maintaining an effective registration statement for the shares of our common stock underlying the warrants have been and will be borne by us. The subsequent sale of the shares of common stock underlying the warrants may be effected by the holder thereof in several ways, including:

         o        on the New York Stock Exchange;

         o        in negotiated transactions;

         o through put or call options transactions relating to our shares of common stock; and

         o        through short sales or a combination of such methods of sale.

         These transactions may be made at market prices prevailing at the time of sale or at negotiated prices, and may or may not involve brokers or dealers.

                                  LEGAL MATTERS

         Appleby, Spurling & Kempe, Hamilton, Bermuda will issue an opinion as to the validity of the common stock offered by this prospectus under Bermuda law.

                                     EXPERTS

         The annual consolidated financial statements of Loral Space & Communications Ltd., incorporated in this prospectus by reference from the annual report on Form 10-K of Loral Space & Communications Ltd. for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The annual consolidated financial statements of Globalstar, L.P. as of December 31, 2000 and for the years ended December 31, 2000 and 1999 incorporated in this prospectus by reference from the annual report on Form 10-K of Loral Space & Communications Ltd. for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes explanatory paragraphs concerning Globalstar L.P.'s filing for bankruptcy and an uncertainty about Globalstar L.P.'s ability to continue as an ongoing concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC which you can read at the SEC's Web site at http://www.sec.gov. You can also read these documents at the SEC's public reference room, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms.

         We have filed a registration statement with the SEC on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC.

You may inspect and copy the registration statement, including exhibits, at the SEC's Web site and public reference facilities. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

         The SEC allows us to "incorporate by reference" the information we file with it, which means we can satisfy our legal obligations to disclose important information contained in those documents by referring you to them. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. More recent information that we file with the SEC automatically updates and supersedes any inconsistent information contained in prior filings.

         The documents listed below have been filed pursuant to the rules and regulations of the Securities Exchange Act of 1934 with the SEC and are incorporated herein by reference:

         o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

         o Our Proxy Statement relating to the 2000 Annual Meeting of Shareholders;

         o Our Current Reports on Form 8-K, filed on January 7, 2002, January 9, 2002, January 10, 2002 and February 27, 2002; and

         o Description of Capital Stock contained in our Form 10/A, dated April 12, 1996.

         We also incorporate by reference all documents subsequently filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of the securities under this prospectus is completed.

         We will provide without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Loral Space & Communications Ltd., c/o Loral SpaceCom Corporation, 600 Third Avenue, New York, New York 10016, Attn:
Investor Relations, (212) 697-1105.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                             6,042,986 Common Shares

                        LORAL SPACE & COMMUNICATIONS LTD.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the fees and expenses payable by the Registrant in connection with this offering, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee:

         SEC registration fee                                $1,318.00
         Warrant agent and registration fee                  $1,000*
         Printing fees                                       $3,000*
         Legal fees and expenses                             $85,000*
         Accounting fees and expenses                        $30,000*
         Miscellaneous fees and expenses                     $10,000*
                                                             ---------
              Total                                          $130,318*
                                                             =========

* Estimated and subject to future contingencies.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Bermuda law permits a company to indemnify its directors and officers, except for any act of fraud or dishonesty. Loral has provided in its Bye-Laws that its directors and officers will be indemnified and held harmless against any expenses, judgments, fines, settlements and other amounts incurred by reason of any act or omission in the discharge of their duty, other than in the case of fraud or dishonesty.

         Bermuda law and the Bye-Laws of Loral also permit Loral to purchase insurance for the benefit of its directors and officers against any liability incurred by them for failure to exercise the requisite care, diligence and skill in the exercise of their powers and the discharge of their duties, or indemnifying them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust.

         Loral has entered into indemnification agreements with its officers and directors. To the extent permitted by law, the indemnification agreements may require Loral, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from fraud or dishonesty) and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.

         Loral maintains a directors' and officers' liability insurance policy.

ITEM 17. UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that these undertakings contained in paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and the Registrant will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of April, 2002.

                                     LORAL SPACE & COMMUNICATIONS LTD.

                                     By:      /s/ Bernard L. Schwartz
                                          --------------------------------------
                                     Name:        Bernard L.  Schwartz
                                     Title:       Chairman of the Board and
                                                  Chief Executive Officer

                                POWER OF ATTORNEY

         The undersigned officers and directors of Loral Space & Communications, Ltd., hereby severally constitute and appoint Bernard L. Schwartz, Eric J. Zahler, Nicholas C. Moren, Richard J. Townsend and Avi Katz, and each of them (with full power to each of them to act alone), attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of Loral Space & Communications Ltd. in the capacities and on the dates indicated.

     SIGNATURE                               TITLE                                  DATE
     ---------                               -----                                  ----
/s/ Bernard L. Schwartz       Chairman of the Board and Chief Executive             April 5, 2002
---------------------------   Officer (Principal Executive Officer)
    Bernard L. Schwartz


/s/ Eric J. Zahler            President, Chief Operating Officer and                April 5, 2002
---------------------------   Director
    Eric J. Zahler


/s/ Richard J. Townsend       Chief Financial Officer and Senior Vice               April 5, 2002
---------------------------   President (Principal Financial Officer)
    Richard J. Townsend

/s/ Harvey B. Rein            Vice President and Controller (Principal              April 5, 2002
---------------------------   Accounting Officer)
    Harvey B. Rein


/s/ Howard Gittis             Director                                              April 5, 2002
---------------------------
    Howard Gittis

/s/ Robert B. Hodes           Director                                              April 5, 2002
---------------------------
    Robert B. Hodes

/s/ Gershon Kekst             Director                                              April 5, 2002
---------------------------
    Gershon Kekst

/s/ Charles Lazarus           Director                                              April 5, 2002
---------------------------
    Charles Lazarus

/s/ Malvin A. Ruderman        Director                                              April 5, 2002
---------------------------
    Malvin A. Ruderman

/s/ E. Donald Shapiro         Director                                              April 5, 2002
---------------------------
    E. Donald Shapiro

/s/ Arthur L. Simon           Director                                              April 5, 2002
---------------------------
    Arthur L. Simon

/s/ Daniel Yankelovich        Director                                              April 5, 2002
---------------------------
    Daniel Yankelovich

/s/ Sally Minard              Director                                              April 5, 2002
---------------------------
    Sally Minard

                                  EXHIBIT INDEX

EXHIBIT
NUMBER      DESCRIPTION OF EXHIBITS
------      -----------------------

4.4*        Warrant Agreement by and between the Company and the Bank of New
            York, as warrant agent, dated as of December 21, 2001
5.1+        Opinion of Appleby, Spurling & Kempe
23.1+       Consent of Deloitte & Touche LLP
23.2+       Consent of Deloitte & Touche LLP
23.3+       Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1)
24+         Power of Attorney (included on the signature page hereto)


----------
* Incorporated by reference to the Company's current report on Form 8-K filed on January 7, 2002.

+        Filed herewith.